UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2011

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Executive Compensation

Annual Incentive Bonus Plan for Fiscal 2012

On May 16, 2011, the Board approved the Company’s annual incentive bonus plan for fiscal 2012.  The plan provides its executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals.  Total bonus opportunities will be based on achievement of annual targets.  The plan provides for quarterly payouts based on achievement of quarterly targets, with 50% of the quarterly payouts (if any)  held back and subject to the fiscal year end reconciliation of annual payout achievement.  Performance goals under the plan will be: revenue growth, earnings per share, operating profit (as a percentage of sales), and return on invested capital targets at the Company level; and revenue growth, operating profit (as a percentage of sales), profit after interest (as a percentage of sales), inventory turnover and other business-specific business unit targets at the business unit level for certain executives.  The plan allows awards to provide for different metrics, target levels and weightings for different executives.

Under the annual incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 125% of base salary in the case of the Chief Financial Officer; and between 70% and 90% of base salary in the cases of other officers.  Actual payout opportunities for each bonus component will range from a threshold of 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO) based on achievement of the performance measures.  If the Company or business unit fails to achieve the threshold level for any performance measure, no payout is awarded for that measure.  For purposes of determining achievement of award opportunities, the incentive bonus plan uses adjusted, non-GAAP measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date:	May 20, 2011	By:		/s/ Paul Read
			Name:	Paul Read
			Title:	Chief Financial Officer